EXHIBIT 99.1

This exhibit contains the information concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The following table provides information about citations, orders and notices issued under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”) by the federal Mine Safety and Health Administration (“MSHA”) for our quarries during the fiscal quarter ended November 30, 2011.

Quarry Site (MSHA identification number)	Total # of citations issued for S&S violations under Mine Act §104	Total # of orders issued under Mine Act §104(b)	Total # of unwarrantable failure citations and orders issued under Mine Act §104(d)	Total # of flagrant violations under Mine Act §110(b)(2)	Total # of imminent danger orders issued under Mine Act §107(a)	Total value of MSHA assessments proposed during period ($ in thousands)	Total value of MSHA assessments outstanding at end of period ($ in thousands)	Total # of mining related fatalities
Midlothian (4100071)	0	0	0	0	0	0	0	0
Hunter (4102820)	0	0	0	0	0	0	0	0
Oro Grande (0400011)	0	0	0	0	0	0.14	47.7	0
Jena (1601298)	0	0	0	0	0	0	0	0
Woodworth II (1601070)	0	0	0	0	0	0	0	0
Perryville 2 (1601417)	0	0	0	0	0	0.35	0.35	0
Tin Top (4102852)	0	0	0	0	0	0.56	0.56	0
Green (4103121)	0	0	0	0	0	0	0	0
Bells Savoy (4104019)	1	0	0	0	1	1.24	0.59	0
Webberville (4104363)	0	0	0	0	0	62.88	62.68	0
Mill Creek (3401859)	0	0	0	0	0	0	0	0
Bridgeport (4100007)	0	0	0	0	0	0	0.29	0
Owen (4103896)	0	0	0	0	0	0	0	0
Garfield (4103909)	1	0	0	0	0	0.30	0.30	0
Streetman (4101628)	0	0	0	0	0	0	0	0
Western Agg (Boulder) (0504415)	0	0	0	0	0	0	6.6	0
Olancha (0404783)	0	0	0	0	0	0	4.0	0
Frazier Park (0400555)	0	0	0	0	0	0	0	0

The MSHA citations, orders and assessments reflected above are those initially issued or proposed by MSHA. They do not reflect subsequent changes in the level of severity of a citation or order or the value of an assessment that may occur as a result of proceedings conducted in accordance with MSHA rules.

During the period covered by this report, none of our quarries received written notice from MSHA of a pattern, or the potential to have a pattern, of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of mine health or safety hazards under section 104(e) of the Mine Act.

During the period covered by this report, there were no pending legal actions before the Federal Mine Safety and Health Review Commission involving any of our quarries other than actions filed under the following docket numbers: CENT 2012-83-M, CENT 2012-84-M, CENT 2012-34-M, CENT 2012-79-M, WEST 2010-1139-M, WEST 2010-24-M, WEST 2010-447-M, WEST 2010-203-M, WEST 2011-417-M, and WEST 2011-1148-M.